PRESS RELEASE

Union National Financial Corporation Reports Earnings for 2007

Lancaster, Pennsylvania, February 15, 2008.  Union National Financial Corporation, the parent bank holding company of Union National Community Bank, reported net income of $312,000 for the year ended December 31, 2007, a decrease of 87% from net income of $2,444,000 for the year ended December 31, 2006.  Basic and diluted earnings per share for 2007 were $0.12, as compared to basic earnings per share of $0.97 and diluted earnings per share of $0.96 for 2006.  The Corporation had a net loss for the fourth quarter of 2007 of $62,000, as compared to net income of $562,000 for the fourth quarter of 2006.  Basic and diluted losses per share for the fourth quarter of 2007 were $0.02, as compared to basic and diluted earnings per share of $0.22 for the same period of 2006.  Union National’s fourth quarter 2007 results were adversely impacted by charges of $350,000 related to other-than-temporary impairments in the values of certain available-for-sale investment securities.  Additionally, the provision for loan losses in the fourth quarter of 2007 was $530,000, as compared to the provision for loan losses of $231,000 in the fourth quarter of 2006, primarily related to losses in certain commercial credits.

“2007 was a challenging year for Union National,” said Mark Gainer, Chairman, President and Chief Executive Officer of Union National Financial Corporation.  “We made a strategic decision in 2007 to de-leverage our balance sheet and restructure the Corporation.  We refocused Union National’s finances and operations on our core banking strength, which we believe is the foundation for improving our profitability and enhancing our shareholders’ value over the long-term.  An important indication of the success of our strategy is that our top-line revenue, interest and fees on loans, increased over 13% from 2006 to 2007.

“However, certain areas expected to enhance returns instead resulted in large losses during 2007, offsetting our core banking success.  Our residential mortgage brokerage subsidiary, Home Team Financial, LLC, was negatively impacted by the rapid weakening of the housing market.  The resulting reduction in mortgage loan volume and significant operating losses led to our decision to close Home Team at the end of October.  Also, certain debt securities in our investment portfolio experienced significant market value declines in 2007.  We determined these value reductions to be other-than-temporary, requiring us to record investment impairment charges.  We have taken the necessary measures to reduce the risk profile of our investment portfolio while emphasizing the importance of our investments in liquidity management.”

Gainer continued, “Given the level of earnings realized in 2007, the Board of Directors believes it prudent to temporarily suspend the payment of dividends to ensure that the Corporation maintains its strong capital position.  We believe that the financial, operational, and organizational changes implemented in 2007 have positioned Union National Financial Corporation to deliver increased earnings in 2008, providing for both enhanced shareholder value and the future restoration of dividend payments.”

Financial Highlights	Three Months Ended
	December 31, 2007	December 31, 2006	Percent Change
Interest and Fees on Loans and Leases	$6,756,000	$6,368,000	6.1%
Net Interest Income	3,667,000	3,712,000	-1.2%
Provision for Loan and Lease Losses	530,000	231,000	129.4%
Other Operating Income	1,322,000	2,166,000	-39.0%
Investment Securities Gains	11,000	144,000	-92.4%
Impairment Charges on Investments	350,000	0	100.0%
Other Operating Expenses	4,336,000	5,214,000	-16.8%
Net (Loss) Income	(62,000)	562,000	-111.0%
Per Share Information:
(Loss) Earnings Per Share - Basic	($0.02)	$0.22	-109.1%
(Loss) Earnings Per Share - Assuming Dilution	(0.02)	0.22	-109.1%
Performance Ratios:
Net Interest Margin % (Taxable-Equivalent)	3.24%	3.31%	-2.1%
Return on Average Stockholders' Equity	(2.10%)	7.76%	-127.1%
Return on Average Realized Stockholders' Equity (1)	(2.10%)	7.71%	-127.2%

	Years Ended
	December 31, 2007	December 31, 2006	Percent Change
Interest and Fees on Loans and Leases	$26,834,000	$23,613,000	13.6%
Net Interest Income	15,364,000	14,664,000	4.8%
Provision for Loan and Lease Losses	1,237,000	672,000	84.1%
Other Operating Income	7,220,000	8,053,000	-10.3%
Investment Securities Gains	89,000	209,000	-57.4%
Impairment Charges on Investments	800,000	0	100.0%
Restructuring Charge	717,000	0	100.0%
Other Operating Expenses	20,028,000	19,711,000	1.6%
Net Income	312,000	2,444,000	-87.2%
Per Share Information:
Earnings Per Share - Basic	$0.12	$0.97	-87.6%
Earnings Per Share - Assuming Dilution	0.12	0.96	-87.5%
Dividends Per Share	0.28	0.62	-54.8%
Performance Ratios:
Net Interest Margin % (Taxable-Equivalent)	3.56%	3.45%	3.2%
Return on Average Stockholders' Equity	1.07%	8.81%	-87.9%
Return on Average Realized Stockholders' Equity (1)	1.08%	8.55%	-87.4%

	Balance Sheet as of
	December 31, 2007	December 31, 2006	Percent Change
Total Loans and Leases	$364,337,000	$341,113,000	6.8%
Allowance for Loan and Lease Losses	(3,675,000)	(3,070,000)	19.7%
Total Assets	501,776,000	517,597,000	-3.1%
Total Deposits	376,311,000	340,075,000	10.7%
Total Stockholders' Equity	28,800,000	28,548,000	0.9%
Per Share Information:
Book Value Per Share	$11.31	$11.31	0.0%
Balance Sheet Ratios:
Total Stockholders' Equity as a % of Assets	5.74%	5.52%	4.0%
Nonperforming Loans and Leases as a % of Total Loans and Leases	1.11%	0.74%	50.0%

(1) Excludes the impact of accumulated other comprehensive income on total stockholders' equity.

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for over 150 years. The bank operates nine retail offices in Lancaster County.

For Further Information, Please Contact:

Mark D. Gainer, Chairman/President/CEO
Union National Financial Corporation
570 Lausch Lane, Suite 300
Lancaster, PA 17601
(717) 653-1441

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.